SPORTECH PLC

(F/K/A RODIME PLC)

AND

THE BANK OF NEW YORK

as Depositary

AND

HOLDERS OF AMERICAN DEPOSITARY RECEIPTS

_____________________

AMENDMENT NO. 1

TO

DEPOSIT AGREEMENT

(Dated as of July 9, 1982)

_____________________

Dated as of _____________, 2003

AMENDMENT NO. 1 TO DEPOSIT AGREEMENT

AMENDMENT NO. 1 TO THE DEPOSIT AGREEMENT dated as of __________, 2003 (the “Amendment”) among SPORTECH PLC (f/k/a Rodime plc), a company incorporated under the laws of Scotland (the “Company”), The Bank of New York, a New York banking corporation (as successor to Irving Trust Company) (the “Depositary”), and all Holders from time to time of American Depositary Receipts issued hereunder.

W I T N E S S E T H

WHEREAS, the Company and the Depositary executed the Deposit Agreement dated as of July 9, 1982 (the “Deposit Agreement”) for the purpose set forth therein;

WHEREAS, pursuant to Section 6.01 of the Deposit Agreement, the Company and the Depositary desire to amend the Deposit Agreement and the form of American Depositary Receipt annexed thereto as Exhibit A;

WHEREAS, unless otherwise defined herein, defined terms used herein shall have the meaning ascribed to them in the Deposit Agreement.

NOW, THEREFORE, in consideration of the premises, the Company and the Depositary hereby agree to amend the Deposit Agreement as follows:

ARTICLE I. DEFINITIONS

SECTION 1.01.  Definitions.  Unless otherwise defined in this Amendment, terms which are defined in the Deposit Agreement are used herein as therein defined.

ARTICLE II. AMENDMENTS TO DEPOSIT AGREEMENT

SECTION 2.01. Section 1.01 of the Deposit Agreement is hereby amended and restated in its entirety as follows:

“Section 1.01. Company. The term "Company" shall mean Sportech plc, incorporated under the laws of Scotland, and its successors.”

SECTION 2.02. Section 1.02 of the Deposit Agreement is hereby amended and restated in its entirety as follows:

“Section 1.02. Depositary; Corporate Trust Office. The term "Depositary" shall mean The Bank of New York, a New York banking corporation and any successor as depositary hereunder.  The term "Corporate Trust Office", when used with respect to the Depositary, shall mean the office of the Depositary which at the date of this Agreement is 101 Barclay Street, New York, New York, 10286.”

SECTION 2.03. Section 1.03 of the Deposit Agreement is hereby amended and restated in its entirety as follows:

“Section 1.03. Custodian. The term “Custodian” shall mean the London office of The Bank of New York, as agent of the Depositary for the purposes of this Deposit Agreement, and any other firm or corporation which may hereafter be appointed by the Depositary, pursuant to the terms of Section 5.05, as substitute custodian hereunder.”

SECTION 2.04. Section 6.02 of the Deposit Agreement is hereby amended and restated in its entirety as follows:

"Section 6.02. Termination.  The Depositary shall at any time at the direction of the Company terminate this Deposit Agreement by mailing notice of such termination to the Holders of all Receipts then outstanding at least ninety (90) days prior to the date fixed in such notice for such termination. For the avoidance of doubt, any notice mailed prior to the effective date of this section shall be effective on the date it is mailed, and the ninety (90) day notice period shall commence to run from the date of such mailing, provided that the date of termination occurs after the effective date of this section. The Depositary may likewise terminate this Deposit Agreement if at any time sixty (60) days shall have expired after the Depositary shall have delivered to the Company a written notice of its election to resign and a successor depositary shall not have been appointed and accepted its appointment as provided in Section 5.04. After the date fixed for termination, the Custodian shall not accept for deposit any further Ordinary Shares.  If any Receipts shall remain outstanding after the date of termination, the Depositary thereafter shall discontinue the registration of transfers of Receipts, shall suspend the distribution of dividends to the Holders thereof, and shall not give any further notices or perform any further acts under this Deposit Agreement, except that the Depositary shall continue to collect dividends and other distributions pertaining to Deposited Securities, shall sell rights as provided in this Deposit Agreement, and shall continue to deliver Deposited Securities, together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any rights or other property, in exchange for Receipts surrendered to the Depositary. At any time after the expiration of six (6) months from the date of termination, the Depositary shall sell, to the extent practicable, the Deposited Securities then held hereunder and shall thereafter hold the net proceeds of any such sale, together with any other cash then held by it hereunder, without liability for interest, for the pro rata benefit of the Holders of Receipts which have not theretofore been surrendered.  After making such sale, the Depositary shall be discharged from all obligations under this Deposit Agreement, except to account for such net proceeds and other cash.  Upon the termination of this Deposit Agreement, the Company shall be discharged from all obligations under this Deposit Agreement except for its obligations to the Depositary under Sections 5.08 and 5.09 hereof.”

ARTICLE III. AMENDMENTS TO FORM OF RECEIPT

SECTION 3.01. Amendment.  The Form of Receipt is hereby amended and restated in its entirety by substituting the Form of Receipt annexed as Exhibit A to this Amendment.

ARTICLE IV. MISCELLANEOUS

SECTION 4.01.  New Receipts.  Pursuant to Section 4.08 of the Deposit Agreement, the Depositary shall arrange, at the expense of the Company, to have new Receipts printed to reflect the changes to the form of Receipt effected by this Amendment.  Such new Receipts shall be exchanged for outstanding Receipts upon the request of an Owner surrendering outstanding Receipts or upon any transfer of the American Depositary Shares evidenced by outstanding Receipts; provided however, that outstanding Receipts shall continue to evidence American Shares representing Deposited Securities and shall remain valid for settlement of trades in American Shares until so surrendered or exchanged.

SECTION 4.02. This Amendment is for the exclusive benefit of the Company, the Depositary, the Holders and their respective successors hereunder, and shall not give any legal or equitable right, remedy or claim whatsoever to any other person.  The Holders from time to time shall be parties to this Amendment and shall be bound by all of the provisions hereof. If any such provision is invalid, illegal or unenforceable in any respect, the remaining provisions shall in no way be affected thereby. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall constitute one agreement.  Except as amended hereby, the terms of the Deposit Agreement and form of Receipt are hereby confirmed. This Amendment shall be interpreted and all rights hereunder and all provisions hereof shall be governed by the laws of the State of New York.

IN WITNESS WHEREOF, SPORTECH PLC and THE BANK OF NEW YORK have duly executed this Amendment as of the date first above written

SPORTECH PLC

By ______________________

   Name:

   Title:

THE BANK OF NEW YORK,

as Depositary

By_______________________

  Name:

  Title: